Exhibit 10.6

51364902

            /138/

Account No.

AMENDMENT TO PROPERTY LEASE AGREEMENT

by the Company “SOGEBAIL”

in favor of the Company “INNATE PHARMA”

THE YEAR TWO THOUSAND AND SIXTEEN

ON

IN MARSEILLE (Bouches du Rhône) 28/30 Avenue A Dumas

Maître Roselyne BOTELLA , a notary in the “SCP THIBIERGE ET ASSOCIES, Notaries, members of a private professional partnership holding a Notarial Office,” with headquarters in PARIS (eighth district), 9 rue d’Astorg,

With the participation of:

•	Maître Annick DOMENECH notary in MARSEILLE Lawyer for the Lessee,

Established in authentic form this deed containing AMENDMENT TO LEASE AGREEMENT, between the Parties identified below

1. IDENTIFICATION OF THE PARTIES

LESSOR

1/ The Company called SOCIETE GENERALE POUR LE DEVELOPPEMENT DES OPERATIONS DE CREDIT-BAIL IMMOBILIER - SOGEBAIL , a Public Limited Company whose registered office is located in PARIS (9 th District), 29 Boulevard Haussmann, identified by the SIREN (Système informatique du répertoire des entreprises [French Business Directory Identification System]) number 775 675 077 RCS (Registre du commerce et des sociétés [Trade and Companies Registry]) of PARIS,

Represented by:

Ms. Justine KRAMER manager, with professional address at COURBEVOIE (Hauts de Seine), Tour les Miroirs, 18 avenue d’Alsace, under the powers granted to her by Ms. Fréderique BEGNEZ Director, with professional address at COURBEVOIE (Hauts de Seine), Tour les Miroirs, 18 avenue d’Alsace, pursuant to a power of attorney by private agreement in COURBEVOIE dated September 23, 2016, the original of which is the Appendix.

( APPENDIX 1: POWERS OF SOGEBAIL )

Ms. Frédérique BEGNEZ herself having acted under the powers conferred upon her with right of substitution, by Mr. Rémi DANIS, pursuant to a deed established by Mr. Hervé SARAZIN, associated Notary in PARIS (8th District ) 9 rue d’Astorg, on January 23, 2015.

Said Mr. Rémi DANIS who himself acted as General Manager of ” SOGEBAIL ,” a position to which it was appointed and that it accepted pursuant to a decision of the Board of Directors of said Company dated December 15, 2014, a certified true copy of the extract of the minutes of which is attached to the deed of January 23, 2015, referred to above.

Said company hereinafter referred to in the body of the deed as the “Lessor”

PARTY OF THE FIRST PART

LESSEE

The company called INNATE PHARMA, Public Limited Company with a Board of Directors and a Supervisory Board, whose registered office is located in MARSEILLE (13009), 117 avenue de Luminy, identified by the SIREN number 424 365 336 RCS of MARSEILLE.

Represented by Ms. Irène BERKOWITZ Director of Legal Affairs, under the powers which were conferred upon her by Mr. Hervé BRAILLY pursuant to a power of attorney by private agreement established in MARSEILLE (Bouches-du-Rhône) on September 22, 2016, the original of which is the Appendix.

The said Mr. Hervé BRAILLY Chairman of the Board, domiciled at the registered office of the company

Having himself acted under of the powers which were granted to it pursuant to a meeting of the supervisory board on September 7, 2016, a certified true copy of an extract of the minutes of which is the Appendix.

It is observed here that by deliberations that took place on September 26, 2008, the supervisory board of the company INNATE PHARMA decided to transfer its registered office to MARSEILLE (13009) 117 avenue de Luminy.

A certified true copy of this decision is attached.

( APPENDIX 2: DELIBERATIONS AND POWERS OF THE COMPANY INNATE PHARMA)

Said company hereinafter referred to in the body of the deed as the “Lessee.”

PARTY OF THE SECOND PART

2. DEFINITIONS

To simplify, certain terms will, over of the course of this deed, have the definitions below:

Deed of Sale or Sale : refers to the deed established by Ms. Martine AFLALOU-TAKTAK, notary in MARSEILLE (Bouches-du-Rhône) dated June 9, 2008 and by which the Lessor acquired ownership of the Property.

Appendix: refers to an appendix to the Amendment and which is an integral part of it.

Down payment: refers to the amount made available by the Lessee to the Lessor under the conditions agreed in the original Lease Agreement

Amendment: refers to this deed concluded between the Lessor and the Lessee

Financial Expenses: refers to amounts owed by the Lessee for pre-rental fees, rent, and other charges, as specified in Chapter III of PART II.

Agreement or Lease Agreement : refers to the Property lease agreement between the Lessor and the Lessee pursuant to a deed established by Ms. Annick DOMENECH, notary in MARSEILLE, on June 9, 2008, replacing Ms. Eliane FREMEAUX

Lessor: refers to the company ”SOGEBAIL.”

Lessee : refers to the company ” INNATE PHARMA”

Effective Date: refers to effective date of the Amendment which is today’s date

Reference Date: refers to the day that will be taken into account to determine the rate applicable to the Pre-rental fees namely: will be the day of disbursement.

Disbursement: refers to any amount paid by the Lessor in respect of this transaction.

Financial Amount Outstanding: refers to, at a given date, the amount of the Investment, less financial amortization applied quarterly.

EURIBOR (Euro Inter Bank Offered Rate) is the interbank offered rate in EUROS between major banks in the Eurozone. It is calculated with three (3) decimals using the average of fifty-seven (57) quotes. It is published by the Fédération Bancaire de l’Union Européenne [European Union Banking Federation] (F.B.E.) at around 11:00 a.m. (Brussels time).

Building or Property : refers to the Property that is the subject of the Lease Agreement and the Amendment

Investment: refers to the amount dedicated by the Lessor for the financing of the Amendment

Business Day: refers to any entire day (other than Saturday or Sunday) on which credit institutions are open in Paris in order to perform banking operations and transactions on the interbank market.

TARGET Business Day : Refers to a day when the target PAYMENT SYSTEM is open. The European real time gross settlement system, referred to as TARGET, connects the European Central Bank to the national central banks of the states participating in the Economic and Monetary Union via their respective real time gross settlement systems (hereinafter RTGS). The TARGET interconnection system is open every day when at least two RTGS are open, except Saturday and Sunday. It is closed according to the TARGET schedule (currently January 1 and December 25).

Rent: refers to the financial charges due by the Lessee to the Lessor under the Amendment

Parties: refers to the Lessor and Lessee together and where the context so provides, all those appearing.

VAT Pre-rental fees refers to the financial charges due by the Lessee to the Lessor for any disbursement by the latter of the Value Added Tax.

Work or Development Work refers to the development work carried out in the Building and financed by the Lessor

Residual Value: refers to the Financial Amount Outstanding remaining due at the expiration of the Agreement after payment of the final installment of rent.

These definitions are not exhaustive. Other definitions are given in the body of the Agreement and they have the same contractual power.

3. SUMMARY

1. IDENTIFICATION OF THE PARTIES		2

2. DEFINITIONS		3

3. SUMMARY		5

4. PRESENTATION		8

LEASE AGREEMENT OF JUNE 9, 2008		8

5. PRESENTATION OF THE PROJECT - FINANCING AGREEMENT - GENERAL PRINCIPLES		9

6. AMENDMENT TO PROPERTY LEASE AGREEMENT		12

PART I		13

PURPOSE - DURATION - FINANCIAL CHARACTERISTICS		13

CHAPTER I		13

PURPOSE OF THE LEASE		13

ARTICLE 1.	DESCRIPTION OF THE BUILDING	13

ARTICLE 2.	INTENDED USE OF THE BUILDING	13

CHAPTER II		13

DURATION - EFFECTIVE DATE		13

ARTICLE 3.	DURATION OF THE AMENDMENT	13

ARTICLE 4.	EFFECTIVE DATE	13

CHAPTER III		14

FINANCIAL CONDITIONS		14

ARTICLE 5.	INVESTMENT	14

ARTICLE 6.	FEES	14

6.1. COMMITMENT FEE		14

6.2. STUDY AND STRUCTURING COSTS		14

6.3. MANAGEMENT FEES		14

ARTICLE 7.	PRE-RENTAL FEES	15

7.1. PRE-RENTAL FEES ON THE VALUE ADDED TAX		15

ARTICLE 8.	DEFINITION OF THE RENT	15

ARTICLE 9.	DETERMINATION OF THE RENT	16

9.1. CALCULATION OF THE RENT		16

9.2 DISAPPEARANCE OF THE SELECTED REFERENCE RATES		16

ARTICLE 10.	SUMMARY - BREAKDOWN TABLE - APPROVED BASIS	16

ARTICLE 11.	RENT DUE DATE - PAYMENT - DEFAULT INTEREST	17

11.1. RENT DUE DATE		17

11.2. PAYMENT		17

11.3. DEFAULT INTEREST		17

ARTICLE 12.	SALE AGREEMENT	18

12.1. UNILATERAL AGREEMENT TO SELL		18
12.1.1 Conditions for fulfilling the sale agreement		18
12.1.2. Implementation date		18
12.1.3. Procedures for exercising the option		18
12.1.4. Sale fees and taxes		18

12.2. CONDITIONS OF THE SALE		19

12.3. SALE PRICE UNDER THE AMENDMENT		20
12.3.1. Sale Price at the end of the Agreement		20
12.3.2. Advance Asking Price		21

PART II		21

TERMINATION OF THE LEASE AGREEMENT AND THE AMENDMENT—TAX PROVISIONS – INSURANCE - CLAIMS		21

ARTICLE 13.	TERMINATION	21

13.1. TERMINATION AT THE REQUEST OF THE LESSEE		22
13.1.1. Conditions		22
13.1.2. Compensation		23

13.2. TERMINATION AT THE REQUEST OF THE LESSOR		23
13.2.1. Conditions		23
13.2.2. Compensation		23

ARTICLE 14.	CONSEQUENCES OF THE TERMINATION OR FAILURE TO EXERCISE THE OPTION	24

14.1. TERMINATION OF THE SALE AGREEMENT		24

14.2. RELEASE OF THE PROPERTY BY THE LESSEE		24

14.3. INVENTORY STATEMENT		24

14.4. DELIVERY OF DOCUMENTS		24

ARTICLE 15.	TAXATION OF THE AMENDMENT	25

ARTICLE 16.	INSURANCE UNDER THE AMENDMENT	25

16.1 CONSTRUCTION INSURANCE		25

16.2 ALL RISKS EXCEPT INSURANCE		25

ARTICLE 17.	LOSSES	26

17.1. OBLIGATIONS OF THE LESSEE IN THE EVENT OF A LOSS		26

17.2. INSURANCE COMPENSATION		27

17.3. PARTIAL LOSS		27

17.4. TOTAL LOSS		28

17.5. RECONSTRUCTION AUTHORIZATION		29

17.6. RECONSTRUCTION - RESTORATION		29

17.7. PROVISIONS RELATING TO RENTS		30

PART III		30

GUARANTEES		30

ARTICLE 18.	PLEDGE OF THE AMENDMENT	30

PART IV		30

MISCELLANEOUS		30

ARTICLE 19.	COSTS - ASSESSMENTS	30

ARTICLE 20.	INSEPARABILITY OF THE CONTRACTS	31

4. PRESENTATION

Acquisition of June 9, 2008

Under a deed established by Ms. Martine AFLALOU-TAKTAK, notary in MARSEILLE on June 9, 2008, the Lessor acquired, from the City of MARSEILLE, the building whose description is as follows:

In the municipality of MARSEILLE (13009) Area of Redon, Route de Cassis, whose postal address is 117 avenue de Luminy, a building used for business, industrial premises, laboratories, with a net floor area of 2,838 m².

Registered in the land registry in Section 851 M, numbers:

•	34 locality known as known as route de Cassis for 96 a 48 ca

•	39 locality known as route de Cassis for 02 a 99 ca

•	38 locality known as route de Cassis for 02 a 39 ca

•	37 locality known as route de Cassis for 04 a 64 ca

For a total of 1 ha 06 a 50 ca

This acquisition took place for a price paid in cash pursuant to the deed which contains the discharge.

An authentic copy of this deed was published in the Land Registry Department of MARSEILLE 3rd District on July 10, 2008 volume 2008P number 5846.

Lease Agreement of June 9, 2008

Pursuant to a deed established on June 9, 2008 by Ms. Annick DOMENECH, notary in MARSEILLE, replacing Ms. Eliane FREMEAUX,

The Lessor granted to the Lessee a Lease Agreement on the Building and the financing of development work as part of a contracting authority delegation agreement.

This agreement was granted:

•	For a period that started to run on June 9, 2008 for Tranche A and on January 1, 2009 for Tranche B, the two tranches ending twelve (12) years after Tranche A takes effect, i.e. June 8, 2020

•

For an estimated investment excluding tax of SIX MILLION FOUR HUNDRED ONE THOUSAND EUROS (6,401,000.00 EUR) definitively approved for the amount of SIX MILLION FIVE HUNDRED FIFTY-ONE THOUSAND EUROS (6,551,000.00 EUR)

It included the following guarantees:

•	Pledge of the lease agreement

•	Pledge of the down payment

It was also agreed to under the obligations and conditions that it is unnecessary to recall here, as the parties declare to know them perfectly.

5. PRESENTATION OF THE PROJECT - FINANCING AGREEMENT - GENERAL PRINCIPLES

PRESENTATION OF THE PROJECT / FINANCING AGREEMENT

The Lessee wants to have, but without taking immediate ownership of, premises for industrial uses, businesses, laboratories located in MARSEILLE (Bouches du Rhône) 117, avenue de Luminy

To finance this transaction, it contacted the Lessor whose purpose defined by Article L.313-7 of the Monetary and Financial Code is renting unequipped buildings for professional uses and asked it:

•	To reimburse it for the cost of the Development Work that it carried out on the Building,

•	to lease the whole thing to it under an Amendment to the Lease Agreement, for the remaining duration of the latter.

This work consists of development work to transform an office space into a research laboratory

The Work does not require the issuance of a building permit or a prior declaration, as established by a certification from CCD Architecte dated July 1, 2016, appended hereto.

( APPENDIX 3: ARCHITECT CERTIFICATION )

The Lessee represents and warrants that the Work does not change the classification of the Building with respect to the regulations relating to Facilities Classified for the Protection of the Environment and the activity carried out in the Building does not fall under these regulations.

The Work was accepted on June 16, 2016 as is clear from the Acceptance Report attached

( APPENDIX 4: WORK ACCEPTANCE REPORT )

The Lessor agreed to this financing request within the limit of an amount excluding value-added tax of EIGHT HUNDRED FORTY-SIX THOUSAND THREE HUNDRED AND THIRTY-SEVEN EUROS AND EIGHTY CENTS (846,337.80 EUR)

The Lessor repays on this date as is clear from the accounts of the undersigned notary, the sum of EIGHT HUNDRED FORTY-SIX THOUSAND THREE HUNDRED AND THIRTY SEVEN EUROS AND EIGHTY CENTS (846,337.80 EUR) excluding tax plus ONE HUNDRED SIXTY-NINE THOUSAND TWO HUNDRED SIXTY- SEVEN EUROS AND FIFTY-SIX CENTS (169,267.56 EUR) for the value added tax, for a total including tax of ONE MILLION FIFTEEN THOUSAND SIX HUNDRED FIVE EUROS AND THIRTY-SIX CENTS (1,015,605.36 EUR) to the Lessee, which recognizes and agrees to this and grants it good and valid discharge.

FOR WHICH DISCHARGE IS DULY GIVEN

GENERAL PRINCIPLES

Risk transfer

The Lessee acknowledges having perfect knowledge of the legal, technical, administrative and environmental characteristics of the Property, having chosen it to meet its own needs.

It acknowledges that the role of the Lessor is limited in this transaction to ensuring, according to the following agreed conditions, the financing of Development Work

In these conditions, and although the ownership of the Property is legally attributed to the Lessor for the duration of the Lease Agreement and the Amendment, it became justified for the Lessee to assume all the risks and obligations of any kind, even those resulting from a force majeure event, which would fall, according to general law, to the builder or the owner of the Property.

Responsibilities arising from the ownership, use or structure of the Building

All decisions relating to the choice of location, the nature, quality and intended use of the Property were made previously hereto by the Lessee. The Lessor took no part in these decisions and agreed, at the request of Lessee, to ensure, within the limits set above in the Presentation, the financing of the Property.

It is hereby specified that in the event of non-compliance with all current and future regulations applicable to the Property and to the activity carried out in the premises, the Lessee shall bear all the financial consequences, including any compensation for damages so that the Lessor is in no way either sought or disturbed about this matter.

In addition, if the administrative or judicial authorities require the closure of the leased premises, the Rent will continue to be due with no recourse against the Lessor.

The Lessee shall be personally responsible, without recourse against the Lessor, for obtaining and maintaining all administrative authorizations required for the activity carried out in the Property, the occupancy of the premises and their opening to the public.

The Lessee also shall be personally responsible, without recourse against the Lessor, for easements of any kind, as well as current and future regulations that may change or restrict the options regarding the use, layout and consistency of the premises without being able to claim a reduction in the Rent.

It will bear at its expense and without any recourse against the Lessor, the cost of work and/or any other measures and obligations required by the relevant authorities and that would have to be done to meet the current or future legal or regulatory mandatory provisions set by national or European standards rendered applicable in France.

For the duration of the Lease Agreement, the Lessee shall hold the use, management and control of the Property. It is therefore considered to be the caretaker and this Property is placed under its exclusive responsibility, which it will have to assume or have assumed by its sub-tenants in its entirety without being able to exercise any recourse whatsoever for any reason whatsoever, against the Lessor.

The Lessee intends, despite the acquisition by the Lessor of the Property, during the period of financing, to maintain full control over the Property from a technical and economic point of view.

For the duration of the transaction, the role of the Lessor, owner of the Property, is limited, although it is the legal owner of the Property, to financing the Property within the limits agreed between the Parties and subject to the Lessee exactly fulfilling its contractual obligations.

Any damage that may be caused, both to the Lessee and to third parties, due to the structure of the Property (including that of the soil), will be fully supported by the latter, which may not, as in the previous case, exercise any recourse whatsoever for any reason whatsoever against the Lessor.

In this spirit, the Lessee shall assume alone all the rights that could be exercised against anyone, particularly with regard to non-compliant defects, constraints on the use of the Property, easements...

In this context and because of the Lessee’s responsibilities under the Lease Agreement, the Lessor gives the Lessee all powers to conduct any action, take any initiative and if necessary conduct any proceedings.

The Lessee will be solely responsible, at its sole expense, for any proceedings that may be initiated and continued, though it will keep the Lessor informed of these.

The Lessor, if desired, can always intervene regardless of the status of the proceedings.

The Lessee agrees to keep the Lessor informed of these actions or proceedings by forwarding the documents or exhibits concerning these actions to the Lessor.

It is in light of these introductory statements, which should always be referred to in order to justify as necessary the distribution between the Parties of the charges, obligations, responsibilities and risks and to seek their shared purpose, that the Lease Agreement is concluded.

6. AMENDMENT TO PROPERTY LEASE AGREEMENT

The Lessor hereby finances as a property lease, under the provisions of Articles L 313-7 to L 313-10 of the Monetary and Financial Code of Act No. 95-115 of February 4, 1995 (Article 57), of Decree No. 95-617 of May 6, 1995 and following texts, to the Lessee, which is accepted by its representative, the Work which is the subject matter of the Amendment

The Amendment is divided into four parts:

•	The first part contains the purpose, duration and the financial characteristics of the Amendment

•	The second part relates to the termination of the Lease Agreement and the Amendment, the tax system of the Amendment, insurance and claims.

•	The third part contains the guarantees afforded to the Lessor

•	The fourth part contains various provisions.

PART I

PURPOSE - DURATION - FINANCIAL CHARACTERISTICS

CHAPTER I

PURPOSE OF THE LEASE

ARTICLE 1. DESCRIPTION OF THE BUILDING

In the municipality of MARSEILLE (13009) Area of Redon, Route de Cassis, whose postal address is 117 avenue de Luminy, a building used for business, industrial premises, laboratories, with a net floor area of 2,838 m².

Registered in the land registry in Section 851 M, numbers:

•	34 locality known as 117 avenue de luminy for 96 a 48 ca

•	37 locality known as avenue de luminy for 04 a 64 ca

•	38 locality known as avenue de luminy for 02 a 39 ca

•	39 locality known as avenue de luminy for 02 a 99 ca

For a total of 1 ha 06 a 50 ca

ARTICLE 2. INTENDED USE OF THE BUILDING

The Property is intended to be used as industrial premises, laboratory activities.

This intended use will not be subject to any changes without the express written agreement of the Lessor.

CHAPTER II

DURATION - EFFECTIVE DATE

ARTICLE 3. DURATION OF THE AMENDMENT

The Amendment is agreed for the period ending on the same date as the Lease Agreement, which is June 8, 2020.

ARTICLE 4. EFFECTIVE DATE

The leasing starts on this date

CHAPTER III

FINANCIAL CONDITIONS

ARTICLE 5. INVESTMENT

The investment by the Lessor is an amount excluding value added tax of EIGHT HUNDRED FORTY-SIX THOUSAND THREE HUNDRED AND THIRTY-SEVEN EUROS AND EIGHTY CENTS (846,337.80 EUR) and is as follows:

•	Cost of the Development Work

No amount in excess of the amount excluding tax of EIGHT HUNDRED FORTY-SIX THOUSAND THREE HUNDRED AND THIRTY-SEVEN EUROS AND EIGHTY CENTS (846,337.80 EUR) may be demanded from the Lessor, even if said Investment would turn out to be insufficient for any reason whatsoever for the realization of this transaction.

ARTICLE 6. FEES

6.1. COMMITMENT FEE

The Lessee shall be liable to pay, from the issue of the financing offer, i.e. June 14, 2016, until the Effective Date, which is today, a commitment fee equal to zero point ten per cent (0.10%) per quarter of the Lessor’s maximum investment excluding tax

This fee, plus the Value Added Tax, will be payable by the Lessee quarterly in arrears by debiting its account as will be described below.

6.2. STUDY AND STRUCTURING COSTS

A lump sum, excluding value added tax of TWO THOUSAND FIVE HUNDRED EUROS (2,500.00 EUR) for an amount including tax of THREE THOUSAND EUROS (3,000.00 EUR) was paid by the Lessee to the Lessor before today.

6.3. MANAGEMENT FEES

The company “SOGEBAIL” will invoice the Lessee for the cost of the specific services listed in the schedule appended hereto.

( APPENDIX 5: PRICE SCHEDULE )

The costs set out in said schedule are valid for the current year.

They will be revised on July 1 of each year and will be communicated free of charge on first demand of the Lessee.

Any new obligation placed under the Lessor’s responsibility by legal or regulatory provisions may be subject to new fees.

It is specified here that the management fees stated above will apply to all the transactions (Lease Agreement and Amendment) excluding all those that may be listed in the previous deed.

ARTICLE 7. PRE-RENTAL FEES

7.1. PRE-RENTAL FEES ON THE VALUE ADDED TAX

The Value Added Tax paid by the Lessor will give rise to the payment of VAT Pre-rental fees for a fixed period of four (4) months from each payment made by the Lessor under the Lease Agreement.

The Lessee shall be liable to pay VAT Pre-rental fees calculated according to banking practice on the amounts of Value Added Tax disbursed, at the following annual nominal rate of “T”:

“T”: 3 month EURIBOR + one hundred fifty basis points (150 bp) per annum

The rate “T” is calculated on a calculation basis corresponding to the exact number of days of the calculation period of the VAT Pre-rental fees calculated on a 360 day year.

The 3-month EURIBOR as defined above, to be used, will be the one published two TARGET Business Days prior to the Reference Date also defined above.

These VAT Pre-rental fees, plus the Value Added Tax that may encumber them, will be charged at the end of each calendar month and payable by the Lessee within fifteen (15) Business Days of the following month.

It being specified here that the 3-month EURIBOR used may not be less than zero percent (0%).

ARTICLE 8. DEFINITION OF THE RENT

It is explicitly specified that the term “Rent” as used herein for the language purposes, must be treated as a financial fee to cover amortization and remuneration, at the agreed rate, of the capital invested by the Lessor for the realization of this transaction.

Accordingly, and unless there is a specific legislative provision affecting the Lease Agreement, the Rents will not be subject to any modification or revision for any reason whatsoever, whether they are due to an existing situation of the Lessee or legislation regulating, temporarily or not, the amount or rate of rent for premises for commercial or industrial use, or lastly no revision based on the provisions of Articles L.145-1 et seq. of the Commercial Code, governing relationships between lessors and the tenants of commercial premises.

ARTICLE 9. DETERMINATION OF THE RENT

The Rent will be due by the Lessee to the Lessor from the Effective Date of the Amendment, which is today and is established as follows.

9.1. CALCULATION OF THE RENT

The rents will be composed of financial amortization and interest.

•	Financial amortization depreciates the entire Investment for the duration of the Amendment

The chosen amortization rate is the one that obtains constant maturities.

•	The interest will be calculated by applying to the Financial Amount Outstanding due before amortization for the period, a fixed annual nominal rate equal to one point twenty-five percent (1.25%)

9.2 DISAPPEARANCE OF THE SELECTED REFERENCE RATES

If there are changes affecting the composition and/or the definition of one or more reference rates mentioned in the Lease Agreement or if the rate or rates should disappear, and if there is a change affecting one of the bodies publishing these reference rates or the publication procedures, the parties agree to refer to the rate resulting from the modification or the substitution, and the transition from the old rate to the new rate will be carried out using the required link ratio, as appropriate.

If there is no replacement rate or link ratio, if it is necessary, it will be up to the parties to agree on the selection of a new reference rate.

In the absence of agreement between them, the replacement rate will be determined by an Arbitral Tribunal composed of three (3) selected experts, one by the Lessor, the other by the Lessee and third by agreement between the Parties. Failing agreement, this third expert will be appointed by the other two experts or otherwise by the Judge in Summary Proceedings ruling at the request of either party. This Arbitral Tribunal shall decide by a majority of its members and will make its decision within sixty (60) days of its constitution.

It is expressly agreed that the lack of a reference rate will not authorize the Lessee to delay payment of rents. The Rents will continue to be billed when due based on the rate of the last Rents billed before the reference rate ceased to be published or disappeared.

The Rents will be adjusted as soon as the replacement rate is determined.

ARTICLE 10. SUMMARY - BREAKDOWN TABLE - APPROVED BASIS

In accordance with the provisions of Decree No. 95-617 of May 6, 1995, taken on the basis of Article 57 of Act No. 95-115 of February 4, 1995, the Lessor provided the Lessee the following elements established on the amount of the Investment as provided in this agreement, namely:

1 / A summary

2 / A table (Official)

3 / the financial table established and calculated on the amount and according to the above procedures provided for in Article 12.1.

The summary and the tables form the Appendix.

( APPENDIX6: SUMMARY AND TABLES)

ARTICLE 11. RENT DUE DATE - PAYMENT - DEFAULT INTEREST

11.1. RENT DUE DATE

The Rents thus determined are payable quarterly and in advance, on the 1st of January, the 1st of April, the 1st of July and the 1st of October each year.

However, the first term of Rent due on the Effective Date of the Lease Agreement was calculated on a pro rata temporis basis. Similarly, the last term of rent will also be calculated on a pro rata temporis basis.

11.2. PAYMENT

All Rents, and, in general, all amounts owed by the Lessee to the Lessor under the Lease Agreement will be collected by the Lessor by deducting the amount from the Lessee’s bank account, whose details are shown below.

•	Bank: SOCIETE GENERALE

•	Branch : MARSEILLE ENTREPRISES

•	IBAN (International Bank Account Number): FR76 3000 3012 4000 0202 9499 157

•	BIC (Bank Identifier Code): SOGEFRPPXXX

•	ICS (SEPA Creditor Identifier): FR76ZZZ003492

•	RUM (Single Mandate Reference): 000000100000000000000000005565301

Lessee’s EU VAT Number:

11.3. DEFAULT INTEREST

If the Lessee fails to pay any amount due under this Lease Agreement, it will be liable to pay default interest to the Lessor calculated on a pro rata temporis basis at the nominal annual rate equal to the rate of the Amendment plus five hundred basis points (500 bp) per annum from the due date until payment, all without prejudice to the possibility for Lessor to pursue termination of the Lease Agreement and the Amendment under the conditions set out below.

ARTICLE 12. SALE AGREEMENT

12.1. UNILATERAL AGREEMENT TO SELL

The “sale agreement” article of the Lease Agreement is canceled and replaced by the following:

12.1.1 Conditions for fulfilling the sale agreement

In accordance with the provisions of Article L 313-7 of the Monetary and Financial Code on Leasing transactions, the agreements resulting from the Lease Agreement must enable the Lessee to become, if desired, the owner of the Property that is the subject of the Lease Agreement and the Amendment, inseparably.

To this effect, the Lessor promises to the Lessee, which is accepted by its representative, but only as a promise, to sell the Property, subject of the Lease Agreement and the Amendment, to the Lessee.

This sale agreement may only be exercised and implemented if the Lessee is current with all its obligations under the Lease Agreement and the Amendment.

The implementation of the sale agreement thus granted by the Lessor may be requested by the Lessee:

•	either in advance from the date mentioned below under Article 12.1.2,
•	or upon the contractual expiration of the Lease Agreement and the Amendment

12.1.2. Implementation date

This sale agreement is valid for a period starting to run from the end of the third (3rd ) year from the Effective Date of the Amendment.

12.1.3. Procedures for exercising the option

The request to exercise the option may, from that date, be made, for the contractual expiration date of the Lease Agreement or during the Lease Agreement, at the end of each calendar quarter, by a registered letter with acknowledgment of receipt addressed to the Lessor, at its registered office, at least six (6) months in advance.

It must, under penalty of invalidity, be followed within three (3) months, by the consignment in the hands of the Lessor of a sum sufficient to cover both the sale price and the costs and fees incurred by the completion of the sale.

12.1.4. Sale fees and taxes

In addition to the price determined below, the Lessee shall pay all costs, duties, taxes and fees associated with this transfer and also all taxes, duties and contributions that the Administration may require from either party for any reason whatsoever (excluding corporate taxes that may be owed by the Lessor or any new tax owed by the Lessor, as a leasing company).

12.2. CONDITIONS OF THE SALE

The sale will be granted in return for the set price on the date of the completion of the sale by authenticated deed, in accordance with Article 12.3 below.

This price will be payable in cash upon signature of this deed.

The Lessee will be required to establish at its expense all diagnoses, certifications, expert assessments and other formalities imposed on building owners by the legislation in force related to Property transfers.

The signing of the deed of sale will occur on the expiration date of the Lease Agreement. In the event that the deed of sale would not be regularized on that date, the Lessee shall be liable to pay a quarterly occupancy fee to the Lessor equal to the Rent due for the last full calendar quarter.

The sale will take place under the ordinary and statutory terms and conditions in such cases, and in particular under the following terms:

● Charges and conditions

The Buyer:

•

will take the Building in the condition it was found on the day of the sale, the Lessee having perfect knowledge of this for having had the enjoyment of it under the lease agreement, without any guarantee of the good, or poor condition of the buildings, defects of any kind, visible or hidden, condition of the soil and subsoil, shared walls, misalignment, errors in the description, and any difference in capacity even if it were to be in excess by one-twentieth, pursuant to the provisions of Article 1627 of the Civil Code, and by way of express derogation to the provisions of Article 1641 of the Civil Code.

•	Will be personally responsible for the absence of all administrative deeds or authorizations related to the Building.

•	Shall bear all passive easements of any kind and will benefit from all active easements that may exist, as those easements result especially from:

•	property titles, building lease, long-term lease, condominium rules, volume division, subdivision, particular areas, and any document concerning the Building,

•	the provisions of development plans that will be in force at that time,

•	the Law.

•

will pay, on the day of signing the authenticated deed of sale, all amounts due which have not yet been paid by the Lessee, and will make a provision covering the entire property tax (established based on the billing of the previous year), and undertakes to pay and/or reimburse any additional amount that could be claimed by the tax authorities for the ownership or use of the Building, under the conditions provided in the Property lease agreement, as well as the charges related to the Building.

•

Will be personally responsible for the situation of the Building with respect to former or future pollution, without recourse against the Lessor in accordance with the provisions of the Lease Agreement.

● Transfer of ownership

The Lessee will be the owner of the Building from the date of signing the authenticated deed of sale, the transfer of ownership being subject to full payment by the Lessee of the sale price, as well as the amounts due referred to above, to the Lessor and payment of the sufficient sum - assessed by the Lessee’s notary - to meet the payment of costs, taxes and fees.

The authenticated deed of sale will be established by the notary of the Lessee with the participation of notary of the Lessor.

● Taking possession

Starting on the same day, the Lessee shall take possession of the Building by its combining its status as Lessee and Buyer.

12.3. SALE PRICE UNDER THE AMENDMENT

It is expressly agreed that the sale price thus determined forms, in the minds of the parties, with the rents paid on their contractual due date, a unit for the expression of the financial conditions of this agreement. Accordingly, if for any reason the Lessor was forced to grant a reduction in the contractual rent over one or more terms or payment periods, the sale price would be recalculated taking into account firstly, the amounts actually collected and their date of payment, and secondly, the rents that would have received by the Lessor on their contractual due date without any reduction of the rent or payment period, all so that the Lessor receives, using the recalculated price, the profit resulting from the strict application of the provisions of the Lease Agreement.

12.3.1. Sale Price at the end of the Agreement

At the contractual expiration of the Amendment

The price of the sale promised above, will be equal to ONE EURO (1 EUR) excluding tax.

12.3.2. Advance Asking Price

The sale price as of the end of the third (3rd ) year following the Effective Date of the Amendment will be equal to the present value, on the date of the sale, of all the amounts due (rent and Residual Value at the end of the Agreement) until the agreement expires.

In any event, this amount may not be less than the Financial Amount Outstanding remaining due on the date the option is exercised, plus three percent (3%)

The nominal discount rate will be equal to the nominal rate of the Agreement minus one hundred basis points (100 bp)

12.3.3 subjugation of the price to value added tax

Pursuant to the provisions of Article 260-5 e (a) of the French Tax Code, the sale price, determined as specified in Article 12.3 above, may be increased by the VAT, if the Lessor, subject to pay the VAT, has the option of being taxed at the VAT of the exercise of the option.

This increase in the sale price by the VAT will be applied in all cases of Property sale as provided in the Lease Agreement, whether in implementing the sale agreement above or in implementing any of the other provisions of the Lease Agreement, in particular, those relating to claims, referred to below.

PART II

TERMINATION OF THE LEASE AGREEMENT AND THE AMENDMENT—TAX PROVISIONS – INSURANCE - CLAIMS

ARTICLE 13. TERMINATION

Articles related to termination as requested by the Lessee or the Lessor contained in the Lease Agreement, are canceled and replaced by the following:

The termination of the Lease Agreement and the Amendment before their contractual expiration for any reason whatsoever: termination at the request of the Lessee or the Lessor, will lead automatically and without any formalities, to the payment by the Lessee of compensation calculated according to the following terms determined at the date of the effective termination, to which will be added where applicable exceptional charges.

As an essential condition, this compensation, related to the special nature of the Lease Agreement, will have the character of a lump-sum compensation for damages to offset the loss suffered by the Lessor by the early termination of the Lease Agreement and the Amendment.

The Lessee formally acknowledges that this compensation corresponds to the essentially financial nature of the Agreement, as the transaction was conducted by the Lessor at the express request of the Lessee out of consideration for the person.

13.1. TERMINATION AT THE REQUEST OF THE LESSEE

13.1.1. Conditions

Pursuant to the provisions of Article L 313-9 of the Monetary and Financial Code, the Lessor and the Lessee agreed, by mutual agreement, the conditions according to which the Lease Agreement and the Amendment may be terminated at the request of Lessee.

These conditions take into account the specific nature of the Property, as recalled in the presentation.

The Lessee expressly accepts the consequences of the termination of the Lease Agreement and the Amendment

The Lessee may only exercise its right to terminate as of the end of the third (3 rd ) year following the Effective Date of the Amendment, and according to the following conditions:

•	The termination may only occur at the end of a calendar year,

•	The termination shall imply the termination of the sale agreement granted to the Lessee under the Lease Agreement and the Amendment

•

The Lessee shall notify the Lessor about the termination of the Lease Agreement and the Amendment at least six (6) months in advance by registered letter with postal acknowledgment of receipt sent to the registered office of the Lessor,

•	The Lessee must be current with its obligations under the Lease Agreement and the Amendment.

It will have to justify, moreover, the good state of maintenance and repair of the Property by the production of an inventory drawn up by a recognized expert in this field, chosen by the Lessor at the Lessee’s expense.

The termination of the Lease Agreement and the Amendment will revert to the Lessee against simultaneous payment to the Lessor of the lump-sum termination compensation stipulated below, which will be recognized pursuant to a deed to be regularized by the Parties.

The compensation will be due even if the termination of the Lease Agreement and the Amendment was requested by the Lessee or its successors after a safeguarding, reorganization or liquidation procedure.

The Lessee will also bear the cost of any tax implications associated with the termination of the Lease Agreement and Amendment, as well as the cost of the deed of termination and any publication of such termination.

13.1.2. Compensation

The compensation shall be equal to fifty percent (50%) of the Sale Price of the Building determined according to the provisions of the Lease Agreement and Article 12.3 above.

All fees, duties and taxes including the value added tax that may apply to said compensation, which is stipulated excluding tax, will be charged to the Lessee.

13.2. TERMINATION AT THE REQUEST OF THE LESSOR

13.2.1. Conditions

In case of failure to perform any of the obligations imposed by the Lease Agreement and this agreement under the responsibility of the Lessee, the Lease Agreement and the Amendment shall be terminated automatically and without any legal formality, if the Lessor sees fit to do so, two (2) months after a notification sent to the Lessee of a payment order or a formal notice by extrajudicial deed remained totally or partly ineffective, and containing the statement by Lessor its intention to use the benefit of this clause, it being specified that any offer of payment made after the expiration of two (2) months will be ineffective.

The Lessee shall pay the Lessor, in addition to arrears of rent and charges, the termination compensation specified below.

It must return to the Lessor, without delay, the Building in good a state of good repair and maintenance and justify the payment of taxes, duties and services as well as its insurance premiums.

The termination of the Lease Agreement and the Amendment shall automatically imply the termination of the sale agreement granted to the Lessee under this agreement.

13.2.2. Compensation

The compensation shall be equal to fifty percent (50%) of the Sale Price of the Building stipulated above. It will be increased to seventy-five percent (75%) of the Sale Price if on the date of termination letter, the certificate of non-objection was not issued.

All fees, duties and taxes including the value added tax that may apply to said compensation, which is stipulated excluding tax, will be charged to the Lessee.

All amounts and compensation due on the date of termination and / or because of it, will produce, for the benefit of Lessor, automatically, without requiring any summons or formal notice, late payment interest at the rate stipulated under Article 11.3 above.

ARTICLE 14. CONSEQUENCES OF THE TERMINATION OR FAILURE TO EXERCISE THE OPTION

14.1. TERMINATION OF THE SALE AGREEMENT

Termination of the Lease Agreement and the Amendment or the failure to exercise the purchase option at the expiration of the Lease Agreement and the Amendment shall imply automatic termination of the sale agreement granted to the Lessee under this agreement.

14.2. RELEASE OF THE PROPERTY BY THE LESSEE

Failure to request the exercise of the purchase option within the agreed time, as in the case of termination of the Agreement, the Lessee, any beneficiary or successor, must remove any occupant and all furniture from the Property.

14.3. INVENTORY STATEMENT

If the request to exercise the purchase option is not made within the agreed time, as in case of termination of the Lease Agreement and this Agreement, the Lessor may have an inventory report drawn up by a recognized expert in this area, who it will choose to appoint. If the outcome of this inventory reveals that the Property is not in a good state of maintenance and operation, the Lessee will be required to restore or replace the equipment and materials that are in bad condition that are considered to be fixtures, and which are necessary for the normal operation of the Property.

The Lessee shall, at its own expense, remove signs and exterior panels and refurbish what results from this removal.

14.4. DELIVERY OF DOCUMENTS

Failure to request the exercise of the purchase option within the agreed time, as in case of termination of the Lease Agreement and the Amendment, the Lessee undertakes to deliver to the Lessor, on or before the date of expiration or termination of the Lease Agreement and the Amendment for the Property, the following documents (without the list below being exhaustive), namely:

•	the technical file containing in particular the technical reports, inspection reports and safety reports,

•	the maintenance file containing in particular the maintenance contracts, and possibly employment contracts (concerning contracts related to maintenance and not to the activity of the Lessee).

In addition, the Lessee agrees:

•	To bear the consequences of termination of the current contracts, which would result from their non-recovery by the Lessor

•	To submit to the Lessor all the documents in its possession that would be necessary for the proper management and operation of the Property by Lessor.

ARTICLE 15. TAXATION OF THE AMENDMENT

By express agreement between the Parties, the Amendment shall be subject to the Value Added Tax in accordance with current regulations and thus exempt from all lease registration fees.

The amount of value added tax levied on each term of Rent, at the rate in force at each term, will be borne by the Lessee in addition to the Rent and other charges specified below.

ARTICLE 16. INSURANCE UNDER THE AMENDMENT

16.1 CONSTRUCTION INSURANCE

The Lessee states that it did not purchase STRUCTURAL WARRANTY and TEN-YEAR MANUFACTURES LIABILITY insurance with respect to the Work, subject of the Amendment, which the Lessor accepts.

Therefore, the Lessee undertakes to assume all the consequences of any kind that may arise from the lack of purchase of said policies.

16.2 ALL RISKS EXCEPT INSURANCE

•

The coverage provided under the “All Risks Except” policy purchased by SOCIETE GENERALE including building insurance, Lost Rent -Loss of Use insurance, and Lessor Civil Liability insurance will be maintained throughout the duration of the Work.

•	The coverage amounts will be adjusted to new features of the property upon partial or total acceptance of the Work.

•

It is expressly agreed that the guaranteed amounts will be determined between the insurer and the Lessee, under the sole responsibility of the latter, and will not be less than the amount for reconstruction at replacement value, costs and fees included.

•

The Brokerage firm AON FRANCE has been in touch with the Lessee to enable the latter to accurately assess the risks. Based on this information, a pricing was established by the broker, according to the guarantees contained in the manual issued by the insurer, defining the essential conditions of the contract. The Lessee acknowledges to have read this manual.

•	The Lessee will ensure, under its sole responsibility, that the certificate of insurance is issued by the insurer.

•	There is no waiver of the provisions of the original property lease contract concerning insurance.

ARTICLE 17. LOSSES

The article “losses” of the Lease Agreement is canceled and replaced by the following:

17.1. OBLIGATIONS OF THE LESSEE IN THE EVENT OF A LOSS

The Lessee shall give written notice to the broker and the Lessor, within forty-eight (48) hours of its occurrence in the case of theft and within five (5) business days in other cases, of any loss suffered or caused by the Property, subject of the Lease Agreement.

It must also make all reports to the insurance companies under the conditions and within the time limits provided in each insurance policy: the Lessor hereby gives it, as necessary, a mandate to make such reports. The Lessee is prohibited from initiating any proceeding or action against the Lessor for the loss.

It will also take the necessary steps to obtain the rapid payment of compensation from the insurance companies, either on its own behalf or on behalf of the Lessor who hereby gives it all useful mandates for this purpose to perform all procedures, carry out all formalities, cause all expert assessments, participate in them; in case of difficulties, take all recourse excluding legal action.

It must, in respect of losses activating the guarantees of the structural warranty policy, use all the compensation paid by the insurance companies to repair the damage to the structures. Otherwise, the Lessee will risk an action for recovery of undue payments being initiated against it by the insurer.

In the event of legal proceedings, the Lessor shall first be warned by the Lessee of any action to be taken both as plaintiff and defendant. The Lessee shall appoint a lawyer whose specialty is directly related to the subject matter of the dispute. The Lessor reserves in any event the right to appoint its own lawyer. All fees and duties will be paid directly by the Lessee.

The Lessee agrees to keep the Lessor informed of developments in the proceedings.

The Lessee will show the Lessor all convictions that could be imposed against the latter in case of absence or inadequacy of the coverage of said policies and more generally in the event of total or partial coverage refusal by the insurer. It also will bear the costs and fees that the Lessor shall have incurred in its defense.

In the event of a loss activating the construction insurance policies (All Risks Construction or Structural Warranty policy), the Lessee undertakes to reconstitute, at its sole expense, the guarantee so that the amount of the latter is at least equivalent to what it was before the occurrence of the loss and enables, in any case, a complete reconstruction of the Property, and to justify this to the Lessor at the first request of the latter.

17.2. INSURANCE COMPENSATION

For losses whose compensation exceeds FIVE THOUSAND EUROS (5,000.00 EUR), the Lessor will only accept the compensation offer with the written consent of the Lessee, which shall notify its position within one month of receiving the offer.

The compensation paid after any loss shall be collected first by the Lessor, with the requirement that the Lessor repays the compensation to the Lessee upon proof that the work was done and the invoices paid.

The Lessor gives all powers to the Lessee to challenge the amount of compensation from the insurance companies or any other third party liable for this compensation, with the requirement that the Lessee keeps the Lessor informed of the progress of these challenges.

In any case the Lessee may not invoke such challenges to avoid its obligation to pay all the Rents, charges and accessories stipulated in the Lease Agreement.

The Lessee shall, in all cases, be personally responsible for any difference between the cost of full reconstruction of the structures and the amount of compensation paid by the insurers.

For losses for which the compensation is less than FIVE THOUSAND EUROS (5,000.00 EUR), the Lessee is permitted to collect the compensation to use it to carry out the repair work, the Lessor reserving the right to request any proof.

17.3. PARTIAL LOSS

As an exemption to the provisions of Article 1722 of the Civil Code, the partial destruction of the Property, even by an unforeseeable or force majeure event, will not allow the Lessee to request termination of the Lease Agreement, or payment of any compensation.

The Lessee must restore the damaged Property, at its sole expense and risk, after having obtained the necessary administrative authorizations.

If the rehabilitation of the Property cannot be done for lack of the necessary administrative authorizations, the Lessee shall have the right, without waiting for the expiration of the minimum period provided for in Article 12.1 above:

i)

to either request the termination of the Lease Agreement and the Amendment upon payment by the Lessee to the Lessor of compensation equal to the sale price stipulated in Article 12.3.2 above, and determined at the date of termination,

ii)

or to implement the sale agreement for the Property granted in its favor, under the conditions stipulated in article 12 “SALE AGREEMENT” and for a sale prices determined in Article 12.3.2 “Advance asking price,” even before the expiration of the minimum period prescribed above.

iii)

or continue the Lease Agreement and the Amendment on the useable part of the Property. The Rent will be reduced in proportion to the ratio of the amount of insurance compensation net of any taxes that may encumber it, with the sale price determined in Article 12.3.2 “Advance Asking Price” approved on the date of payment of the compensation.

This reduction will take effect only from the date of the receipt by the Lessor of the insurance compensation.

The Lessee must inform of its option by registered letter with acknowledgment of receipt within a period of one (1) month following the date on which it became aware of the impossibility to restore the Property for failure to obtain the administrative authorizations.

Otherwise, it will be deemed to have opted for the case iii) above.

The Lease Agreement will be subject to an amendment modifying the description and financial conditions to reflect the amount of compensation actually received by the Lessor, net of all fees and expenses incurred by it in particular with respect to any duties, taxes and capital gains.

Whichever option is taken by the Lessee, in cases i) and ii) above, the Lessor will transfer to it, on the day of the deed recording either the termination of the Lease Agreement or the exercise of the option, the amount of compensation received from insurance companies or any other organizations, net of all taxes and duties that may encumber this compensation, excluding corporate income tax.

The repayment to the Lessee of all compensation that can revert to it under the provisions of this Article 17.3 will not occur until the actual payment by the Lessee of all amounts that it may owe to the Lessor under the Lease Agreement, the Lessor however reserving the right to automatically offset these amounts.

17.4. TOTAL LOSS

In the event of a loss causing the total destruction of The Property, the Lease Agreement will be terminated automatically, but only at the expiration of the time periods set forth below for the benefit of the Lessee, to possibly exercise the option right reserved for it.

Nevertheless by express agreement between the Parties and by derogation to Article 1722 of the Civil Code, such termination will trigger the obligation for the Lessee to pay the Lessor compensation equal to the sale price of the Property determined in Article 12.3.2 of the Lease Agreement, “Advance Asking Price,” said price calculated on the date of termination, plus, if applicable, any costs of restoring the land after the loss (including demolition and removal of remains).

Notwithstanding the foregoing provisions, the Lessee shall have the option:

•	either to implement the sale agreement under the conditions specified in Articles 12.2 and 12.3 above,

•

or (and by express derogation to the provisions of Article 1722 of the Civil Code) to continue the Lease Agreement by proceeding with the reconstruction of the Property at its sole expense and risk, after having obtained the necessary administrative authorizations.

The Lessee must inform of its option within six (6) months from the day of the loss, by means of a registered letter with acknowledgment of receipt.

In the event that the Lessee would opt for the continuation of the Lease Agreement, the necessary administrative authorizations should be obtained by the Lessee within one (1) year from the date of notification of its option; otherwise the Lease Agreement would be automatically terminated under the conditions stipulated above, unless the Lessee prefers, in the same period of one (1) year, to opt for the implementation of the sale agreement.

Whichever option is taken by the Lessee, the Lessor will transfer to it the amount of compensation received from insurance companies or any other organizations, net of all taxes and duties that may encumber this compensation, excluding corporate income tax.

The repayment to the Lessee of all compensation that can revert to it under the provisions of this Article 17.4 will not occur until the actual payment by the Lessee of all amounts that it may owe to the Lessor under the Lease Agreement, the Lessor however reserving the right to automatically offset these amounts.

17.5. RECONSTRUCTION AUTHORIZATION

In all the cases provided in Articles 17.3 and 17.4 above, the Lessee is required to obtain any necessary administrative authorizations.

17.6. RECONSTRUCTION - RESTORATION

In all the cases provided in this article, the reconstruction of the completely destroyed Property or the restoration of the partially affected Property will be carried out by the Lessee:

•	as part of a project management delegation contract that will be regularized with the Lessor and under which the Lessee will, in particular, agree to purchase the necessary construction insurance,

•	on the basis of an estimate of the work and plans established by the Lessee at its own expense and under its responsibility,

•

and under the control and supervision of an architect or an engineering firm chosen by the Lessee, authorized, if necessary by the Lessor. Fees for the architects and engineering firms will be included in the reconstruction or restoration costs.

17.7. PROVISIONS RELATING TO RENTS

In all cases of a loss where the Lessee opted for the repair or reconstruction of the Property and thus for the continuation of the Lease Agreement and the Amendment,

the Lessee will continue to pay, for the period elapsed since the date of the loss until the actual reconstruction, all Rents, charges and accessories stipulated in the Lease Agreement and the Amendment as long as the Lessor has not been compensated by the insurance company, under the Loss of Rent guarantee.

PART III

GUARANTEES

ARTICLE 18. PLEDGE OF THE AMENDMENT

To the guarantee of all claims that may result from the Amendment and the implementation of all obligations resulting herefrom, the Lessee pledges as collateral to the Lessor, which is accepted by its representative, the intangible elements resulting from this Amendment for the Lessee, together the right to lease and the benefit of the sale agreement, without exception or reservation.

Through this pledge, the Lessor shall have and exercise, on the different elements of this Amendment, all the rights, actions and privileges conferred by the Law to secured creditors.

In compliance with the Civil Code, the efficacy of the lien resulting from the pledge granted will be ensured as follows:

•

those appearing request that the Undersigned Notary deliver only an authentic copy of this deed; This authentic copy shall be marked: “special and single authentic copy submitted to the pledge contained in the Amendment of September 28, 2016;”

•	the Lessee agrees to not request any authentic copy hereof.

This stipulation does not however preclude the issuance of the enforceable copy to the Lessor.

PART IV

MISCELLANEOUS

ARTICLE 19. COSTS - ASSESSMENTS

All the costs hereof and all those that will follow or result from it will be the responsibility of the Lessee, who agrees.

For the calculation of the costs only, the parties declare that the amount of the Investment of the Lessor is valued at the sum excluding tax of EIGHT HUNDRED FORTY-SIX THOUSAND THREE HUNDRED THIRTY-SEVEN EUROS AND EIGHTY CENTS

(846,337.80 EUR) and the sum including the Value Added Tax of ONE MILLION FIFTEEN THOUSAND SIX HUNDRED FIVE EUROS AND THIRTY-SIX CENTS (1,015,605.36 EUR).

This Lease Agreement will be subject to registration formalities.

ARTICLE 20. INSEPARABILITY OF THE CONTRACTS

All the provisions of the Lease Agreement that are not contrary hereto, shall continue to apply to all agreements.

It is expressly stipulated between the parties that the Lease Agreement and the Amendment will be inseparable from each other and will form, in relations between the parties, a single and indivisible agreement.

Accordingly, all events whatsoever that could, by reason of the provisions of the Lease Agreement and the Amendment, affect either of the two agreements, will apply ipso facto and automatically to both agreements which are considered to be one transaction.

This will be the case in particular:

•	for the termination of the lease agreement at the request of the Lessee, such a request applying automatically to both agreements, even if it is made for only one of them.

•

for any transfer of the right to the lease agreement which will necessarily concern the subject matter of both lease agreements, this agreement being necessary even in case of transfer of the benefit of only one of the agreements to the successor in the business.

•

for the termination or rescinding of either of the two contracts under the termination clause inserted in it, for failure by the LESSEE to perform any of its obligations: such a rescinding would affect both agreements automatically and the compensation which would be due would be established by the addition of the compensation due under each of the contracts.

•

in the event of a loss affecting all or part of the premises given in lease the agreement: it is expressly agreed in this regard, for the application of the provisions of the two contracts in question relating to the total loss, that only a loss that would cause the total destruction of the object of the two agreements would be considered a total loss. Any other loss, even one that caused the total destruction of the object of only one agreement, will be considered a partial loss.

In addition, it is expressly stipulated that:

•

For the application of the provisions relating to losses, the termination of the lease agreement or early implementation of the sale agreement will apply automatically to both lease agreements, even if the request of the Lessee was limited to only one of these two agreements

•

In the case of partial loss not followed by reconstruction for failure to obtain the necessary administrative authorizations: that the compensation payable by the Lessee to the Lessor like the reduction in rent and the sale price will therefore be determined based on the financial conditions of the agreement applying to the partially damaged property

•

But however, if the loss partially affects the object of both lease agreements, the amount of compensation payable by the Lessee as well as the reduction of rent and the sale price will be determined separately for the object of each of the two agreements, according to the financial conditions of the relevant agreement; to this end, the assessment of the building’s depreciation (either by the agreement of the parties or by an expert) will be made separately for the object of each of the two agreements.

•

in the event of the expropriation of the building: in this regard, it was agreed that only expropriation that would affect the entire building, object of both agreements, would be considered as expropriation, and that partial expropriation would be considered subject to the provisions for this case, the expropriation which would concern part of the premises, that part would itself constitute the entire object of one of the two agreements. Furthermore, the above rules established for the reduction of rent and the sale price in the event of a partial loss not followed by reconstruction, will be applied to the reduction of rent and the sale price set for the case of partial expropriation.

•

for the sale agreement for the premises which may only be exercised by the LESSEE for the entire building, the object of both lease agreements. Any request to execute the sale of only part of the premises, should that part constitute the entire object of one of the two agreements, would be considered null and void

ARTICLE 21. POWERS - RELATIVE EFFECT

21.1. POWERS

Parties acting in the common interest confer all powers necessary to any Clerk of a Notarial Office designated in the beginning hereof, in order to prepare and sign all deeds that are additional to, or that amend or correct these, in order to ensure their harmony with all mortgage, land registration, and civil status documents, and make any additional tax declarations

21.2. RELATIVE EFFECT

The Lessor owns the Building, for having acquired it pursuant to a deed established by Ms. Martine AFLALOU-TAKTAK, a notary in MARSEILLE, on June 9, 2008, an authenticated copy of which was published in Land Registry Department of MARSEILLE 3 rd District on July 10, 2008 volume 2008P number 5846.

ARTICLE 22. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

•	The representative in his official capacity of the Lessor warrants, on behalf of the company it represents, the accuracy of the following information and statements:

•	The company is a French company duly incorporated and validly existing, whose characteristics listed above are accurate and current;

•

The company has not been and is not subject to measures related to the application of the provisions of Articles L. 611-1 et seq. and Articles L. 620-1 et seq. of the Commercial Code, covering ad hoc mandate, conciliation, safeguarding, receivership and liquidation procedures, pursuant to the provisions referred to above;

•	The company is not affected by any claim for nullity or dissolution;

•

The company and its agent have legal capacity and have obtained all consents and authorizations of its corporate bodies and, where appropriate, the competent administrative authorities, and all other possibly necessary consents and authorizations to allow it to conclude and perform its obligations under the Deed;

•

The signing and implementation of this agreement by the Lessor do not contravene any material contract or obligation to which it is a party, or any law, regulation, or administrative, judicial or arbitral decision which is binding on it and for which a failure to comply could negatively affect or impede the proper performance of the obligations arising from the Agreement.

•	The representative of the Lessee, in its official capacity, states on behalf of the company it represents:

•	that it is a French legal entity, having its head office in France;

•	that it has full power and authority to enter into and perform this agreement in accordance with its articles of association and any other corporate document;

•

that the signatory of this deed received all the powers and authorizations necessary for this purpose by decision, a certified true copy of which is appended hereto or to a deed established by the undersigned notary recording the receipt;

•	that the signatory has received full authority to enter into all agreements relating to the Lease Agreement;

•

that to its knowledge neither the signing, nor the performance of any provision of this deed and other planned agreements to said deed violate any agreement, deed, judgment, arbitral award, legislative, regulatory or other provision, that would apply to it or to which it would be subject;

•

that to its knowledge, there is currently no, and there is no risk of there existing, a dispute, legal action or claim that could adversely or materially affect the financial position, activity or the property that are the object of the Lease Agreement, or incur the validity and force of this deed and other planned agreements to said deed;

•	the obligations hereunder constitute direct and unconditional obligations vis-à-vis the Lessor and are equally ranked in all respects as any other similar obligations of the Lessee;

•	that it is not the subject of any action for nullity or dissolution;

•

The company has not been and is not subject to measures related to the application of the provisions of Articles L. 611-1 et seq. and Articles L. 620-1 et seq. of the Commercial Code, on receivership and the appointment of an ad hoc representative, conciliator, legal administrator or liquidator pursuant to the provisions referred to above;

ARTICLE 23. NOTICES

Any notice between the Parties hereunder will be sent by Email (confirmed by registered letter with acknowledgment of receipt), express courier and delivered personally or sent to the Party to whom it is intended, at the address below (or any other address that they may subsequently notify to the Parties).

Alternatively, the notice may be supplemented by sending, by email, a copy of the registered letter with acknowledgment of receipt or by a bailiff’s writ.

•	As regards the Lessor

Company: “SOGEBAIL”

Administrative address:

BDDF/DAI/CBI

189 rue d’Aubervilliers

75886 PARIS CEDEX 18

Registered office address:

29, boulevard Haussmann

75008 PARIS

Telephone: 01 42 14 38 80

Email Address: justine.kramer@socgen.com

•	As regards the Lessee:

Company: “INNATE PHARMA”

Attention:

Address:

Telephone:

Email Address:

The date on which a notice shall be deemed validly made will be the date of its actual receipt by the recipient, that is to say, the date on the notice of receipt or the notice of delivery in person.

ARTICLE 24. ADDRESS FOR SERVICE - JURISDICTION

The legal entities that are party to, and participants in the Agreement, for its implementation, elect domicile in their respective registered offices except the SOGEBAIL company which elects domicile at its administrative address

Any dispute concerning the interpretation or implementation of these agreements will be submitted to the competent Paris Court to which jurisdiction or authority is expressly granted by the parties without prejudice to the provisions enacted by Article 48 of the Code of Civil Procedure.

ARTICLE 25. DATA PROTECTION ACT

In accordance with Article 27 of Act No. 78-17 of January 6, 1978 relating to data protection, the personal information collected as part of this agreement and subsequently are intended for the Lessor who, by express agreement, is allowed to keep it in electronic memory, to use it and to communicate it for the same purposes to companies in its group, its brokers and insurers, or to a third party to which the Lessor entrusted the management of its business. In this case the Lessor will inform the Lessee.

The right of access and the right of rectification may be exercised with the Lessor.

Legal Notice

In accordance with the “Data Protection” Act of January 6, 1978, the Notarial Office carries out data processing for the performance of notarial activities, including deed formalities. To this end, the Office is required to save data concerning the parties and transmit it to certain administrations, including the Mortgage Registry for land registration, accounting and tax administrations. The parties may exercise their rights of access and rectification of data concerning them at the Notarial Office (“SCP THIBIERGE ET ASSOCIES, Notaries, members of a private professional partnership holding a Notarial Office,” located at 9 rue d’Astorg in PARIS 8 th district, telephone: 01.40.17.86.00 fax: 01.42.66.54.29, email: thibierge.associes@paris.notaires.fr or via the “Data Protection” Correspondent appointed by the Office: cpd-adsn@notaires.fr ). Only for deeds relating to Property transfers, some information about the property and its price, unless they object at the Office, will be transcribed in a Property database for statistical purposes.

ARTICLE 26. ISSUE OF AN ENFORCEABLE COPY

The Parties request that the undersigned Associate Notary issue, at the expense of the Lessee, an enforceable copy of lease agreement to the Lessor.

ARTICLE 27. LIST OF APPENDICES

•	APPENDIX 1: POWERS OF SOGEBAIL

•	APPENDIX 2: DELIBERATIONS AND POWERS OF THE COMPANY INNATE PHARMA)

•	APPENDIX 3: ARCHITECT CERTIFICATION

•	APPENDIX 4: WORK ACCEPTANCE REPORT

•	APPENDIX 5: PRICE SCHEDULE

•	APPENDIX 6: SUMMARY AND TABLES

IN WITNESS WHEREOF

Established on                      pages.

And after reading, those appearing signed this deed with the undersigned notary, named above.

Ms. Justine KRAMER On behalf of the LESSOR/ SOGEFIMUR	/s/ Justine Kramer

Ms. Irene BERKOWITZ On behalf of the LESSEE/ INNATE PHARMA	/s/ Irene Berkowiz

Participating notary Maître Annick DOMENECH	/s/ Annick Domenech

Notary